PROSPECTUS	Pricing Supplement No. 4366
March 29, 2006	Dated May 10, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 10, 2006
Settlement Date (Original Issue Date):	May 15, 2006
Maturity Date:	January 15, 2013
Principal Amount:	US$250,000,000
Price to Public (Issue Price):	99.052%
Agents Commission:	0.35%
All-in Price: Accrued Interest:	98.702% US$4,541,666.67
Treasury Benchmark:	4.50% Notes Due February 15, 2016
Treasury Yield:	5.111%
Spread to Treasury Benchmark:	Plus 51 basis points
Re-Offer Yield:	5.621%
Net Proceeds to Issuer:	US$251,296,666.67
Interest Rate Per Annum:	5.450%
Interest Payment Dates:	Semi-annually on each July 15th and January 15th of each year, commencing on July 15, 2006 and ending on the Maturity Date.

Pricing Supplement No. 4366
Page 2
Dated May 10, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP: ISIN: Common Code:	36962GZY3 US36962GZY33 015948191

Additional Terms:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the companys issue of US$2,500,000,000 5.45% Notes due January 15, 2013 as described in the Issuers Pricing Supplement number 3837 dated December 3, 2002.

Listing: The Issuer shall use reasonable efforts to have the Notes issued hereunder listed on the Luxembourg Stock Exchange.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 99.052% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Price to Public referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Pricing Supplement No. 4366
Page 3
Dated May 10, 2006
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT